Janet Nittmann
jnittmann@doversaddlery.com
Tel 978-952-8062 x218

Dover Saddlery Announces Appointment of New Director

LITTLETON, MA – May 28, 2009 Dover Saddlery Inc., (NASDAQ: DOVR) the leading multichannel retailer of equestrian products, is pleased to announce the appointment of David R. Pearce to the Company’s Board of Directors. Mr. Pearce has been appointed to fill a vacancy in its Board of Directors and in its Audit Committee. Mr. Pearce will serve as a Class I director and chairman of the Audit Committee.

Stephen L. Day, president and CEO of Dover Saddlery, commented, “We are extremely pleased to welcome David to our Board of Directors. David brings extensive experience in database marketing and retailing and will be a valuable addition to our Board. David was president of Geerlings & Wade and chief financial officer for several retail companies. I first knew David when I recruited him to be chief financial officer at State Line Tack fourteen years ago, and I look forward to working with David again.”

Mr. Pearce is EVP, finance and operations for Superior Cake Products, Inc. and the former president, CEO and CFO of Geerlings & Wade, Inc. He has served as COO and CFO of Weston Nurseries, Inc. and as CFO of Tweeter Opco, LLC and of State Line Tack, Inc., where he also served on the Board of Directors. Mr. Pearce serves as chairman of the Board and chairman of the Audit Committee for Kensington Funds, a mutual fund complex investing in real estate securities. Mr. Pearce holds a MBA from the Haas School of Business, University of California at Berkeley and a BA from Brown University.

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (NASDAQ: DOVR) is the leading multichannel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery: For more information, please call 1-978-952-8062 or visit www. DoverSaddlery.com.